                                                                 Exhibit 3(i)(b)


                CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                        OF
                10% SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK
                            ($0.01 par value per share)
                                         OF
                                    VIATEL, INC.

                             --------------------------

             Pursuant to Section 151(g) of the General Corporation Law
                              of the State of Delaware

                             --------------------------


     The undersigned, being, respectively, the President and Chief Executive Officer and the Secretary of Viatel, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the following resolution was duly adopted by the Board of Directors of the Corporation and, pursuant to authority conferred upon the Board of Directors of the Corporation by the provisions of the Corporation's Amended and Restated Certificate of Incorporation, the Board of Directors of the Corporation at a meeting duly held on April 3, 1998, adopted the following resolution fixing the designations, and the relative, participating and other special rights, and the qualifications, limitations or restrictions of a series of preferred stock:

     "RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Amended and Restated Certificate of Incorporation, the Board of Directors hereby creates a series of 718,042 shares of Series A Redeemable Convertible Preferred Stock of the Corporation and authorizes the issuance thereof, and hereby fixes the designation thereof, and the relative powers, preferences and relative, participating, optional and other special limitations or restrictions thereon (in addition to the designations, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Corporation's Amended and Restated Certificate of Incorporation, which are applicable to the preferred stock of all series, if any) as follows:

     Section 1. DESIGNATION AND NUMBER. The shares of such series shall be designated as the "10% Series A Redeemable Convertible Preferred Stock" (hereinafter referred to as the "Series A Preferred") and the number of shares constituting such series shall be 718,042. Other than the shares of Series A Preferred originally issued and payable as dividends thereon, the Corporation may not issue additional shares of Series A Preferred.

     Section 2.     RANK.     The Series A Preferred shall, with respect to
dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation, rank (i) senior to (A) all classes of common stock of the Corporation and (b) each other class of capital stock or series of preferred stock hereafter created by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to herein, together with all classes of common stock of the Corporation, as the "Junior Securities"); (ii) subject to certain conditions, on a parity with any class of capital stock or series of preferred stock hereafter created by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Securities"); (iii) subject to certain conditions, junior to each class of capital stock or series of preferred stock hereafter created by the Board of Directors, the terms of which have been approved by the holders of the Series A Preferred in accordance with Section 5(b) hereof and which expressly provide that such class or series will rank senior to the Series A Preferred as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Securities")

     Section 3.     DIVIDENDS.     (a) Holders of Series A Preferred are
entitled to receive, when, as and if declared by the Board of Directors, out of the funds of the Corporation legally available therefor, dividends at the annual rate of 10% per share of Series A Preferred (calculated based on the Liquidation Preference per share of Series A Preferred), payable, in arrears, in equal quarterly installments on each January 15, April 15, July 15 and October 15 (each a "Dividend Payment Date"), commencing July 15, 1998 (i) through April 15, 2003 in either cash or in shares of Series A Preferred or any combination thereof (subject to restrictions contained in the certain indentures of the Corporation which will effectively restrict the Corporation's ability to pay cash dividends until April 15, 2003), and (ii) after April 15, 2003 solely in cash. If any Dividend Payment Date shall be on a day other than a Business Day (as defined herein), then the Dividend Payment Date shall be on the next succeeding Business Day. Dividends on the Series A Preferred will be cumulative from their date of issue, and will be payable to holders of record as they appear on the stock books of the Corporation on such record dates (each such date, a "Dividend Payment Record Date"), which shall be not more than 60 days nor less than 10 days preceding the Dividend Payment Date thereof, as shall be fixed by the Board of Directors. Dividends on the Series A Preferred shall accrue (whether or not declared) on a daily basis from their date of issue, and accrued dividends for each quarterly dividend period shall accumulate to the extent not paid on the Dividend Payment Date first following the quarterly dividend period for which they accrue. As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banking Institutions in The City of New York are required or obligated by law or executive order to close or be closed. All dividends paid with respect to the shares of Series A Preferred shall be paid PRO RATA to the holders entitled thereto.

     (b) The amount of dividends payable for each full quarterly dividend period shall be computed by dividing the annual dividend rate by four (rounded down to the nearest one-cent) and the actual number of days elapsed in the period for which dividends are payable. Dividends payable for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Series A Preferred called for redemption on a redemption date falling between the close of business on a Dividend Payment Record Date and the opening of business on the corresponding Dividend Payment Date shall, in lieu of receiving such dividend on the Dividend Payment Date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holder converts such shares in accordance with Section 3 hereof). Dividends that are in arrears and unpaid on any past Dividend Payment Date may be declared and paid at any time without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

     (c) If the average closing price of the Corporation's common stock, $0.01 par value (the "Common Stock") (rounded down to the nearest one-cent) during the 20 trading days immediately prior to April 15, 1999, is within one of the price ranges specified in the left column below, the Corporation will declare a special dividend on the Series A Preferred, payable in additional shares of Series A Preferred (which shares shall have terms identical to the shares of Series A Preferred originally issued except that such shares will not be entitled to any special dividend payment) having an aggregate Liquidation Preference (as defined below), equal to the amount set forth in the corresponding line of the right column below:



                                            Special Per
          Common Stock Price            Share Dividend Amount
          ------------------            ---------------------

            $11.25 - 11.75                    $  2.13
            $10.75 - 11.24                    $  6.76
            $10.25 - 10.74                    $ 11.73
            $ 9.75 - 10.24                    $ 17.19
            $ 9.25 -  9.74                    $ 23.20
            $ 8.75 -  9.24                    $ 29.87
            $ 8.25 -  8.74                    $ 37.30
            $ 7.75 -  8.24                    $ 45.63
            $ 7.25 -  7.74                    $ 55.04
            $ 7.00 -  7.24                    $ 65.75
            Below    $7.00                    $ 71.43

     (d) The Corporation has entered into a registration rights agreement with Morgan Stanley & Co. Incorporated, Morgan Stanley Bank AG, Salomon Brothers Inc, ING Baring (U.S.) Securities, Inc. and NationsBanc Montgomery Securities LLC (the "Registration Rights Agreement"), pursuant to which the Corporation will, at it's cost, for the benefit of the holders of the Series A Preferred, file with, and cause to be declared effective by, the Securities and Exchange Commission (the "Commission"), no later than April 8, 1999, a shelf registration statement (the "Shelf Registration Statement") covering the shares of Common Stock issuable to holders upon conversion of Series A Preferred, and (ii) keep such Shelf Registration Statement effective for two years or, if earlier, when all of the shares of Series A Preferred have been converted into Common Stock pursuant to the Shelf Registration Statement (the "Shelf Period"). If the Shelf Registration Statement is not effective by April 8, 1999 or does not continue to be effective (except during certain "blockout periods") after the end of the Shelf Period, additional dividends shall accrue on the Series A Preferred at a rate (expressed as a percentage of Liquidation Preference) of 0.5% per annum, payable in cash, until the Shelf Registration Statement is effective.

     (e) (i) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment of dividends by the Corporation on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously shall be declared and paid in full or declared and, if payable in cash, a sum in cash shall be set apart sufficient for each payment on the Series A Preferred, for all dividend periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If full dividends are not paid, as aforesaid, upon the shares of the Series A Preferred, all dividends declared or prior declared upon shares of the Series A Preferred and any other Parity Securities shall be declared PRO RATA so that the amount of dividends declared per share on the Series A Preferred and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred and such Parity Securities bear to each other.

     (ii) (A) Holders of shares of Series A Preferred shall be entitled to receive the dividends provided for in Section 2(a) and 2(c) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

          (B) So long as any shares of Series A Preferred are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities (other than distributions or dividends in Junior Securities to the holders of Junior Securities) or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities (other than the repurchase, redemption or other acquisition or retirement for value of Junior Securities (or options, warrants or other rights to acquire such Junior Securities)), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior

Securities or any such warrants, rights, calls or options, unless full cumulative dividends determined in accordance herewith have been paid in full on the Series A Preferred.

          (C) So long as any shares of the Series A Preferred are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options, unless full cumulative dividends determined in accordance herewith on the Series A Preferred have been paid in full.

     Section 4 (a) OPTIONAL CONVERSION. At any time on or after April 9, 1999, holders of shares of Series A Preferred shall have the right, at their option, to convert all or any part of their shares of Series A Preferred into shares of Common Stock at a conversion price (as adjusted from time to time, the "Conversion Price") equal to $13.20 per share of Common Stock, subject to adjustment as provided in paragraph (f) below. The number of shares of Common Stock into which each share of Series A Preferred shall be converted shall be determined by dividing the Liquidation Preference of such share by the Conversion Price then in effect.

     (b) AUTOMATIC CONVERSION. The shares of Series A Preferred will automatically convert into shares of Common Stock, at the Conversion Price, if the per share closing of the Common Stock for any 20 consecutive trading days during the twelve months ending April 15, 1999, April 15, 2000, April 15, 2001, April 15, 2002 or April 15, 2003, exceeds $26.40, $32.30, $38.20, $44.10 or
$50.00, respectively (collectively, the "Automatic Conversion Prices"); PROVIDED, HOWEVER, that no such conversion will occur (i) until April 9, 1999 and will not occur until the Shelf Registration Statement is effective and (ii) unless the price of the Common Stock on the conversion date exceeds the relevant price listed above. Notwithstanding the foregoing, the Automatic Conversion Prices shall be adjusted as nearly as practicable as provided in paragraph (f) below.

     (c) A holder of Series A Preferred wishing to exercise its conversion right shall (i) give written notice of conversion to The Bank of New York, or such other agent or agents of the Company as may be designated by the Board of Directors of the Corporation as the registrar and transfer agent for the Series A Preferred from time to time (the "Registrar and Transfer Agent"), that the holder elects to convert such number of shares of Series A Preferred specified in such notice and (ii) if required, furnish appropriate endorsements and transfer documents. Any notice regarding conversion shall state the name or names (with address) in which the shares of Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by funds in an amount sufficient to pay any transfer or similar tax required by the provisions of paragraph (e) below.

     Each conversion shall be deemed to have been effected on the date on which the requirements set forth in this paragraph 4(d) have been satisfied as to such share of Series A Preferred so converted, and the person in whose name any certificate or certificates for the shares of Common Stock shall be issuable upon such conversion shall be deemed to have become, on said date, the holder of record of the shares represented thereby.

     (d) No fractional shares of Common Stock or script representing fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred. If more than one share of Series A Preferred shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred so surrendered. Instead of any fractional shares of Common Stock issuable upon conversion of any shares of Series A Preferred, the Corporation shall pay a cash adjustment in respect to such fraction based on the last reported closing price of the Common Stock on the trading day immediately preceding the day on which the affected shares of Series A Preferred are deemed to have been converted.

     (e) If a holder converts shares of Series A Preferred, the Corporation shall pay any and all documentary, stamp or similar transfer tax payable in respect of the issue or delivery of the shares of Common Stock upon the conversion; PROVIDED, HOWEVER, the Corporation shall not be required to pay any such tax that may be payable because any such shares are issued in a name other than the name of the holder of such shares of Series A Preferred.

     (f) The Conversion Price in effect at any time shall be subject to adjustment, from time to time, as follows:

          (i) In case the Corporation shall pay a dividend or make a distribution, in shares of Common Stock, on Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation. If any dividend or distribution of the type described in this
Section 4(f)(i) is declared but is not so paid or made and not required to be so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

          (ii) In case the Corporation shall issue rights or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the date fixed for determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase Common Stock at a price per share less than the Average Market Value (as defined below) per share at the record date for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect immediately prior thereto shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the date fixed for determination of stockholders entitled to receive such rights or warrants by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Average Market Value and the denominator of which shall be the number of shares of Common Stock outstanding on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made successive whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the record date for the determination of the stockholders entitled to receive such rights or warrants. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Average Market Value, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors. To the extent that shares of Common Stock are not delivered or required to be delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued and not required to be so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date for the determination of stockholders entitled to receive such rights or warrants had not been fixed. As used herein, the term "Average Market Value" means the average of the Current Market Value of the Common Stock for the ten trading days ending on the second Business Day prior to the applicable date of payment and "Current Market Value" means (i) the volume weighted average price, as reported by the Nasdaq National Market, or (ii) the average of the high and low sale prices of the Common Stock, if reported on any other national securities exchange.

          (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

          (iv) In case the Corporation shall distribute to all holders of Common Stock any shares of any class of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or assets (excluding cash dividends or other distributions to the extent paid from retained earnings of the Corporation) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in subsection (ii) above) (any of the foregoing hereinafter in this subsection the "Distributed Securities"), then, in each such case, the Conversion Price shall be reduced so that the same shall equal the rate determined by multiplying the Conversion Price in effect on the record date with respect to such distribution by a fraction of which the numerator shall be the Average Market Value on such record date less the fair market value on such record date (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the Distributed Securities applicable to one share of Common Stock and the denominator of which shall be the Average Market Value per share on the record date for the determination of stockholders entitled to receive such distribution; such adjustment shall become effective immediately prior to the opening of business on the day following such record date. Notwithstanding the foregoing, in the event the then fair market value (as so determined) of the portion of the Distributed Securities applicable to one share of Common Stock is equal to or greater than the Average Market Value on the relevant record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon exchange the amount of Distributed Securities such holder would have received had such holder exchanged each Series A Preferred on such record date. In the event that such distribution is not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such distribution had not been declared. If the Board of Directors of the Corporation determines the fair market value of any distribution for purposes of this subsection by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Average Market Value.

          Notwithstanding the foregoing provisions of this subsection, no adjustment shall be made hereunder for any distribution of Distributed Securities if the Corporation makes proper provision so that each holder who exchanges a Series A Preferred (or any portion thereof) after the record date for such distribution shall be entitled to receive upon such exchange, in addition to the shares of Common Stock issuable upon such exchange, the amount and kind of Distributed Securities that such holder would have been entitled to receive if such holder had, immediately prior to such record date, exchanged such Series A Preferred for Common Stock, PROVIDED that, with respect to any Distributed Securities that are convertible, exchangeable or exercisable, the foregoing provision shall only apply to the extent (and so long as) the Distributed Securities receivable upon exchange of such Series A Preferred would be convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 60 days following exchange of such Series A Preferred.

          (v) In case the Corporation shall, by dividend or otherwise, distribute to all holders of Common Stock cash (excluding (x) any quarterly cash dividend on the Common Stock to the extent the aggregate cash dividend per share of Common Stock in any fiscal quarter does not exceed the greater of (A) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent such preceding quarterly dividend did not require any adjustment of the Conversion Price pursuant to this subsection (as adjusted to reflect subdivisions or combinations of the Common Stock), and (B) 3.75% of the average of the last reported sales price of the Common Stock (determined as provided below) during the ten trading days next preceding the date of declaration of such dividend and (y) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary), then, in such case, unless the Corporation elects to reserve such cash for distribution to the holders upon the conversion of the Series A Preferred so that any such holder converting Series A Preferred will receive upon such conversion, in addition to the shares of Common Stock to which such holder is entitled, the amount of cash which such holder would have received if such holder had, immediately prior to the record date for such distribution of cash, converted its Series A Preferred for Common Stock, the Conversion Price shall be reduced so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on such record date by a fraction of which the numerator shall be such Average Market Value on the record date less the amount of cash so distributed (and not excluded as provided above) applicable to one share of Common Stock and the denominator of which shall be the Average Market Value on such record date; such adjustment to be effective immediately prior to the opening of business on the day following the record date; PROVIDED, HOWEVER, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Average Market Value on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series A Preferred shall have the right to receive upon exchange the amount of cash such holder would have received had such holder exchanged each share of Series A Preferred on the record date. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be Conversion Price which would then be in effect if such dividend or distribution had not been declared.

          If any adjustment is required to be made as set forth in this subsection as a result of a distribution that is a quarterly dividend, such adjustment shall be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant hereto. If an adjustment is required to be made as set forth in this subsection above as a result of a distribution that is not a quarterly dividend, such adjustment shall be based upon the full amount of the distribution.

          (vi) In case a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall expire and such tender or exchange offer shall involve the payment by the Corporation or such subsidiary of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors of the Corporation or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive, and described in a resolution of the Board of Directors of the Corporation or such duly authorized committee thereof, as the case may be), at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended), that exceeds the Average Market Value on the trading day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the Average Market Value on the trading day next succeeding the Expiration Time and the denominator of which shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to in this subsection as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the Average Market Value on the trading day next succeeding the Expiration Time; such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time. If the Corporation is obligated to purchase shares pursuant to any such tender or exchange offer, but the Corporation is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender or exchange offer had not been made.

          (vii) The "fair market value" shall mean the amount which a willing buyer under no compulsion to buy would pay a willing seller under no compulsion to sell in an arm's length transaction. The "record date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors of the Corporation or by statute, contract or otherwise).

          (viii) Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Trigger Event"):

          (A)    are deemed to be transferred with such shares of Common Stock,

          (B)    are not exercisable, and

          (C)    are also issued in respect of future issuances of Common
Stock,

shall not be deemed distributed for purposes of this Section 4 until the occurrence of the earliest Trigger Event. In addition, in the event of any distribution of rights or warrants, or any Trigger Event with respect thereto, that shall have resulted in an adjustment to the Conversion Price under this
Section 4, (1) in the ease of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or purchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and
(2) in the case of any such rights or warrants all of which shall have expired without exercise by any holder thereof, the Conversion Price shall be adjusted as if such issuance had not occurred.

          (ix) No adjustment to the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; PROVIDED, HOWEVER, that any adjustments which by reason of this subsection
(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. Anything in this Section 4 to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required by this
Section 4, as they in their discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or any distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable. To the extent permitted by applicable law, the Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days, the reduction is irrevocable during the period and the Board of Directors of the Corporation shall have made a determination that such reduction would be in the best interests of the Corporation, which determination shall be conclusive. Whenever the Conversion Price is so reduced, the Corporation shall mail to holders a notice of the reduction. The Corporation shall mail the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect.

          (x) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly prepare an officers' certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after the preparation of such certificate, shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder.

          (xi) In any case in which this Section 4 provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to any holder of Series A Preferred converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash or additional shares in lieu of any fractional share.

          (xii) In case of a tender or exchange offer made by a person other than the Corporation or any subsidiary for an amount which increases the offeror's ownership of the Common Stock to more than 25% of the Common Stock outstanding and shall involve the payment by such person of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive, and described in a resolution of the Board of Directors of the Corporation) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the Average Market Value on the trading day next succeeding the Expiration Time, and in which, as of the Expiration Time the Board of Directors of the Corporation is not recommending rejection of the offer, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchange shares) on the Expiration Time multiplied by the Average Market Value on the trading day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to in this subsection as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the Average Market Value on the trading day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that such person is obligated to purchase shares pursuant to any such tender or exchange offer, but such person is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender or exchange offer had not been made. Notwithstanding the foregoing, the adjustment described in this paragraph 4(xii) shall not be made if, as of the Expiration Time, the offering documents with respect to such offer disclose a plan or intention to cause the Corporation to engage in a consolidation or merger of the Corporation's or a sale of substantially all of the Corporation's assets.

     4A. EFFECT OF RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any of the following events occur, namely (i) any reclassification or change of outstanding shares of

Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation, merger or combination of the Corporation with another person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then each share of Series A Preferred shall be converted for the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon exchange of such share of Series A Preferred immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. Any such adjustments shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 4 hereof. The above provisions of this Section shall similarly apply to successive reclassifications, consolidations, mergers, combinations, and sales.

     4B. RIGHTS PLAN. If the Corporation implements a stockholders' rights plan, such rights plan must provide that upon exchange of the Series A Preferred into Common Stock the holders will receive, in addition to the Common Stock issuable upon such exchange, such rights whether or not such rights have separated from the Common Stock at the time of such exchange.

     4C. FUNDAMENTAL CHANGE. Notwithstanding the foregoing, but not in addition to the adjustments set forth elsewhere herein, if the Corporation makes an announcement of the occurrence or an imminent occurrence of a Fundamental Change at any time prior to the mandatory redemption on April 15, 2010, there will be an adjustment to the Conversion Price of the Series A Preferred (the "Fundamental Change Exchange Rate") such that the Conversion Price will thereafter equal the Liquidation Preference, divided by the Fundamental Change Average Market Price, unless the Fundamental Change Exchange Rate is lower than the then current Conversion Price of the Series A Preferred as calculated in the manner described above (in which case there will be no such adjustment to the exchange rate).

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially of all of the outstanding shares of Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive stock, securities, other property or assets (including cash) of another entity or person (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise).

     "Fundamental Change Average Market Value" of the Common Stock means the arithmetic average of the Current Market Value for the ten trading days ending on the fifth Business Day prior to the date of the closing of the Fundamental Change.

     4D. NO. ADJUSTMENTS. Notwithstanding anything herein to the contrary, no adjustment will be required as a result of (a) the issuance of shares of Common Stock as a result of any of the following (i) the grant or exercise of employee or director stock options (ii) the exercise of outstanding warrants or conversion or exchange of existing notes and securities and (iii) any contribution to any 401(k) plan or supplemental deferred compensation plan maintained by the Corporation or (b) the issuance of Common Stock as a dividend on or upon exchange of the Series A Preferred. Common Stock issued in connection with acquisitions of business or assets from persons that are not affiliates of the Corporation will be deemed to have been issued for a price at least equal to Average Market Value.

     4E. RESERVED SHARES. The Corporation will at all times reserve, keep available and be prepared to issue, free from any preemptive rights, out of its authorized but unissued Common Stock solely for the purpose of effecting conversion of the Series A Preferred, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series A Preferred, including shares of Series A Preferred issued as dividends. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, endeavor to amend its charter to increase the authorized amount of its Common Stock remaining unissued if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit the conversion of all outstanding Series A Preferred.

     Section 5. VOTING. (a) Except as set forth below or otherwise required by law, the holders of shares of Series A Preferred shall not have a vote with respect to matters submitted to stockholders of the Corporation for vote or consent.

     (i) DIVIDEND DEFAULTS. If and whenever the Corporation fails to pay any dividends on the Series A Preferred within 15 days of the applicable Dividend Payment Date, the holders of Series A Preferred shall become entitled to the right to elect two additional directors, without the requirement of any additional action by the Board of Directors or stockholders of the Corporation, and upon such event, the number of directors constituting the Board of Directors shall automatically be increased by two and the holders of shares of Series A Preferred (voting together as a single class (pro rata based on liquidation preference in the case of preferred stock and principal amount in the case of the Corporation's 10% Subordinated Convertible Debentures Due 2011 (the "Debentures")) with the holders of Debentures and any series of authorized preferred stock of the Corporation ranking on a parity with the Series A Preferred either as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable and which are then so entitled to vote) shall be entitled to elect the directors to fill the resulting vacancies on the Board of Directors of the Corporation (the "Additional Directors"). Such right to vote to elect directors shall, when vested, continue with respect to the Series A Preferred until all dividends in arrears on all shares of Series A Preferred shall have been paid in full and, when so paid, such right to so elect directors shall cease, subject to the same provisions for the vesting of such right to elect directors in the case of future failure to pay dividend defaults.

          (ii) Whenever such voting rights shall have vested, such right may be exercised initially either at a special meeting called as herein provided or at any annual meeting of stockholders held for the purpose of electing such Additional Directors.

          (iii) At any time when the voting right granted by paragraph 5(a)(i) shall have vested in the holders of shares of Series A Preferred, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon written request of holders of record of 20% in the aggregate of such shares of Series A Preferred then outstanding, addressed to the President and Chief Executive Officer of the Corporation, call a special meeting. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders at the place for holding annual meetings to stockholders of the Corporation or, if none, at a place designated by the President and Chief Executive Officer of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after such written request is mailed to the President and Chief Executive Officer of the Corporation, by registered mail, addressed to the President and Chief Executive Officer of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 20% of the shares of Series A Preferred then outstanding may, subject to any applicable legal requirements, designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for special meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph 5(a)(iii). Any holder of Series A Preferred then outstanding that would be entitled to vote at such meeting shall have access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph 5(a)(iii). Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called or held during a period within 30 days immediately preceding the date fixed for the next annual meeting of stockholders.

     (iv) The Additional Directors elected pursuant to this Section 5 shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify. Any Additional Director may be removed by, and shall not be removed otherwise than by, the majority vote of such holders who were entitled to participate in such election of directors, voting as a special class (pro rata based on liquidation preference in the case of preferred stock and principal amount in the case of the Debentures), at a meeting called for such purpose or by written consent as permitted by law and the Certificate of Incorporation and By-laws of the Corporation. So long as a default shall continue, any vacancy in the office of an Additional Director, other than one resulting from the removal of such director, may be filled by the remaining Additional Director and such replacement director shall hold office for the unexpired term of the replaced director. In the case of the removal of an Additional Director, or if there shall be no remaining Additional Director, the vacancy may be filled by the majority vote of such holders then entitled to vote (with the number of votes to be determined based on liquidation preferences in the case of preferred stock and principal amount in the case of the Debentures). Upon any termination of right of holders to vote for directors as herein provided, the term of office of the Additional Directors then in office elected by such holders, voting as a class, shall terminate immediately. Whenever the terms of office of Additional Directors shall so terminate, the number of directors shall be such as may be provided for pursuant to the Certificate of Incorporation or By-laws of the Corporation irrespective of any increase made pursuant to the provisions of paragraph 5(a)(i) above.

          (v) So long as any shares Series A Preferred are outstanding, the By-laws shall contain no provisions that would restrict the exercise, by the holders of shares of Series A Preferred, of the right to elect directors under the circumstances provided in paragraph 5(a)(i) above.

          (b) So long as any shares of the Series A Preferred remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred outstanding at the time, and voting as a class, given in person or by proxy, either in writing (as permitted by law and the Certificate of Incorporation and By-laws of the Corporation) or at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

          (i) the authorization, creation or issuance, or increase in the authorized or issued amount of shares of, any class or series of stock ranking senior to the Series A Preferred, either as to dividends or upon liquidation, PROVIDED, HOWEVER, that no consent of holders of shares of Series A Preferred shall be required with respect to any increase in the authorized number of shares of the Corporations' preferred stock or the creation and issuance of any other series of authorized preferred stock ranking on a parity with or junior to the Series A Preferred (both as to dividends and on liquidation); or

          (ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any provisions of the Certificate of Incorporation (including the Certificate of Designations, Preferences and Rights creating the Series A Preferred), which would materially and adversely affect any special rights, preferences, or powers of the Series A Preferred Stock; PROVIDED, HOWEVER, that any amendment that the Board of Directors determines, in good faith, pursuant to a board resolution, does not to materially and adversely affect such preferences, special rights or powers, shall be deemed not to materially and adversely affect such preferences, special rights or power.

     Section 6.  REDEMPTION.

     (a) MANDATORY REDEMPTION. Unless earlier redeemed or converted, the Company shall be required to redeem all outstanding shares of Series A Preferred on April 15, 2010 at the Liquidation Preference thereof per share, plus accrued and unpaid dividends, if any, to the date of such redemption, subject to the legal availability of funds therefor.

     (b) OPTIONAL REDEMPTION. The shares of Series A Preferred are not redeemable by the Corporation prior to April 15, 2003. On or after April 15, 2003, the Series A

Preferred are subject to redemption by the Corporation at its option, in whole or in part, out of funds legally available therefor, at any time or from time to time, subject to the notice provisions and the provisions for partial redemptions described below at the following redemption prices (expressed as a percentage of Liquidity Preference) plus any accrued and unpaid dividends thereon, if any, to the date of redemption (subject to the right of holders of record on the relevant dividend payment date that is on or prior to the date of redemption to receive dividends due on the payment date), if redeemed during the 12-month period commencing April 15, of the years set forth below.

     Year                                          Redemption Price
     ----                                          ----------------

     2003                                              105.000%
     2004                                              103.333%
     2005                                              101.667%
     2006 and thereafter                               100.000%


     (c) In the case the Corporation shall desire to exercise its rights to redeem the shares of Series A Preferred, in whole or in part, pursuant to paragraph 6(b), it shall fix a date for redemption and shall, not less than 30 nor more than 60 days prior to the date fixed for any such redemption of shares of the Series A Preferred, mail notice of such redemption by first class mail, postage prepaid, to each holder of the shares of Series A Preferred to be redeemed at such holder's last address as it appears on the books of the Registrar and Transfer Agent. If all of the Series A Preferred are represented by global certificates deposited with a Clearing Agency (as defined below), notices of redemption shall also be sent to the Clearing Agency. Such notice shall state: (i) that the Corporation has elected to redeem all or a portion of the Series A Preferred, as specified in such notice; (ii) the redemption price (expressed as a percentage of Liquidation Preference); (iii) the redemption date; (iv) that, unless the Corporation defaults in the delivery of payment of the redemption price on the redemption date, all shares of Series A Preferred called for redemption shall cease to accrue dividends after the redemption date and shall cease to be outstanding after such date; (v) the number of shares of Series A Preferred held as of the appropriate record date by the holder thereof that the Corporation intends to redeem; (vi) that the holder thereof is to surrender to the Corporation in the manner and at the price designated, its certificate or certificates representing shares of Series A Preferred to be redeemed; and (vii) any other information required by applicable law to be included therein and any other customary procedures that a holder of shares of Series A Preferred must follow to receive payment for such holder's redeemed shares of Series A Preferred. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to any other holder.

     (d) If and to the extent the Series A Preferred are represented by book-entry interests, the Corporation shall irrevocably deposit sufficient funds on the date fixed for redemption with the Clearing Agency and give the Clearing Agency irrevocable instructions and authority to pay the redemption price to the holders of the Series A Preferred to be redeemed, and if the Series A Preferred are not represented by book-entry interests, the Corporation shall irrevocably deposit such funds with the Registrar and Transfer Agent for the Series A Preferred and give such transfer agent such irrevocable instructions and authority to pay the redemption price to the holders of the Series A Preferred to be redeemed. If a notice of redemption shall have been given and sufficient funds irrevocably deposited as required, then immediately prior to the close of business on the date of such deposit, all rights of the holders of such Series A Preferred so called for redemption will cease, except the right of such holders to receive the redemption price, but without additional interest from and after such redemption date. In the event that any date fixed for redemption of Series A Preferred is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price is improperly withheld or refused and not paid by the Corporation (pursuant to the guarantee), dividends on the Series A Preferred called for redemption will continue to accumulate at the then applicable rate to the date that the redemption price is actually paid and the holders of such Series A Preferred may exercise all of their rights as holders thereof.

     As used herein, the term "Clearing Agency" means an organization registered as a "Clearing Agency" pursuant to Section 17A of the Securities Exchange Act of 1934, as amended, that is acting as depositary for the Series A Preferred and in whose name (or nominee's name) shall be registered one or more global certificates representing Series A Preferred and which shall undertake to effect book-entry transfers and pledges of interests in the Series A Preferred.

     (e) In the case of redemption of less than all of the outstanding shares of Series A Preferred, selection of the Series A Preferred for redemption will be made by the Registrar and Transfer Agent in compliance with the requirements of the principal national securities exchange, if any, on which the Series A Preferred is listed or, if the Series A Preferred is not listed on a national securities exchange, on a PRO RATA basis, by lot or by such other method as such Registrar and Transfer Agent in its sole discretion shall deem to be fair and appropriate. In the event that less than all of the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     Section 8.  CHANGE OF CONTROL.     If a Change of Control (as defined
below) with respect to the Corporation shall occur, the Corporation shall be required to commence an Offer to Purchase (as defined below) for all of the outstanding shares of Series A Preferred, at a price equal to 101% of the Liquidation Preference thereof; PROVIDED, HOWEVER, that the Corporation may, at its option, in lieu of making such an Offer to Purchase, reduce the Conversion Price such that the securities receivable per share of Series A Preferred upon conversion at the time of closing of the event constituting the Change of Control would have a value at least equal to the Liquidation Preference.

     As used herein, the term "Change of Control" means such time as (i) a "person" or a "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote for the election of directors under ordinary circumstances; or (ii) individuals who on the date of issuance of the Series A Preferred constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination to the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the date of issuance of the Series A Preferred or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     In addition, as used herein, the term "Offer to Purchase" means an offer to purchase all of the shares of Series A Preferred by the Corporation from the holders thereof commenced by mailing a notice to each holder within 30 days of the Change of Control stating: (a) that the offer is being made and that all shares of Series A Preferred validly tendered will be accepted for payment; (b) that any shares of Series A Preferred not tendered will continue to accrue dividends pursuant to their terms; (c) that, unless the Corporation defaults in the payment of the purchase price of the Series A Preferred, any share of Series A Preferred accepted for payment pursuant to the Offer to Purchase shall cease to accrue dividends on and after the payment date therefor; (d) that any holder electing to have shares of Series A Preferred purchased pursuant to the Offer to Purchase will be required to surrender the certificate or certificates, duly endorsed for transfer, to the Registrar and Transfer Agent at the address specified in such notice prior to the close of business on the Business Day immediately preceding the payment date; (e) that the holder will be entitled to withdraw their election to have shares repurchased if the Registrar and Transfer Agent receives, not later than the close of business on the third Business Day immediately preceding the payment date, a telegram, facsimile transmission or letter setting forth the name of such holder, the number of shares delivered and a statement that the holder is withdrawing his tendered shares of Series A Preferred. On the payment date, the Company shall (i) accept all shares tendered for payment pursuant to the Offer to Purchase and (ii) deposit with the Registrar and Transfer Agent money sufficient to pay the purchase price for the shares tendered and not withdrawn. The Registrar and Transfer Agent shall promptly mail to holders of Series A Preferred tendered and not withdrawn an amount equal to the applicable purchase price, and the Registrar and Transfer Agent shall mail to any holder only tendering a portion of the shares of Series A Preferred owned by such holder a new certificate representing the number of shares not tendered for repurchase.

     Section 9. LIQUIDATION PREFERENCE. The liquidation value per share of the Series A Preferred in the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation before any payment or distribution of the assets of the Corporation or any proceeds thereof (whether capital or surplus), shall be made to or set apart for the holders of any class or series of stock of the Corporation ranking junior to the Series A Preferred upon liquidation, shall be an amount equal to $100 per share (the "Liquidation Preference").

     (b) After the payment to the holders of shares of Series A Preferred Stock of the full Liquidation Preference, the holders of Series A Preferred Stock as such shall not have any right or claim to any of the remaining assets of the Corporation.

     (c) If upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to the holders of Series A Preferred and any other class or series of stock of the Corporation ranking on a parity with the Series A Preferred as to payments upon liquidation, dissolution or winding up shall be insufficient to pay the holders of all outstanding shares of Series A Preferred and all other such parity stock the full preferential amounts (including all dividends accrued and unpaid) payable on such shares of stock, then the holders of each class or series of such stock will share ratably in any such distribution of assets, or the proceeds thereof, in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

     (d) Neither the consolidation or merger of the Corporation with or into any other entity, any merger of any other entity with or into the Corporation, nor any sale or transfer of all or substantially all of the Corporation's assets for cash or securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purpose of this Section 9.

     Section 10. SINKING FUND. The Series A Preferred shall not be subject to the operation of a sinking fund.

     Section 11. SHARES TO BE RETIRED. Any share of Series A Preferred converted, redeemed or otherwise acquired by the Corporation shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as Series A Preferred or as shares of preferred stock of one or more other series.

     Section 12. BOOK-ENTRY ISSUANCE. (a) The Depository Trust Company, New York, New York ("DTC"), will initially act as the Clearing Agency. The Series A Preferred will be issued only as fully-registered securities and will be initially registered in the name of Cede & Co. (DTC's partnership nominee).

     (b) DTC may discontinue providing its services as Clearing Agency with respect to the Series A Preferred by giving reasonable notice to the Corporation as provided in the agreement between the Corporation and DTC. Under such circumstances, if a successor Clearing Agency is not obtained, the Corporation at its expense shall cause certificates for Series A Preferred to be printed and delivered as promptly as practicable. If the Corporation decides to discontinue use of the system of book-entry transfers through DTC (or a successor Clearing Agency), the Corporation at its expense shall cause certificates for Series A Preferred to be printed and delivered to the beneficial owners of the Series A Preferred as promptly as practicable.

     (c) In the event that the Series A Preferred does not remain in book-entry-only form, the following provisions will apply:

          (i) Registration of transfers of Series A Preferred will be effected without charge by or on behalf of the Corporation but upon payment (and/or the giving of such indemnity as the Corporation may require) in respect of any tax or other governmental charges which may be imposed in connection therewith.

          (ii) Exchanges of Series A Preferred for shares of Common Stock shall be effected without charge by or on behalf of the Corporation, but upon payment (and/or the giving of such indemnity as the Corporation may require) in respect of any tax or other governmental charges which may be imposed in connection with the issuance of any shares of Common Stock in the name of any person other than the holder of the Series A Preferred for which it is being exchanged or for any reason other than such exchange.

          (iii) The Corporation shall not be required to register or cause to be registered the transfer of Series A Preferred after such Series A Preferred have been called for redemption."

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by the undersigned President and Chief Executive Officer and attested to by its Secretary this day 6th April, 1998.


                              /s/ Michael J. Mahoney
                              -------------------------------------
                              Michael J. Mahoney
                              President and Chief Executive Officer


ATTEST:


/s/ Sheldon M. Goldman
----------------------------
Sheldon M. Goldman
Secretary